UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kenneth I. Chenault
   American Express Tower
3 World Financial Center
200 Vesey Street
   NY, New York 10285-5003
2. Issuer Name and Ticker or Trading Symbol
   American Express Company (AXP)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   3/20/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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Common Shares       |3/20/ |3/20/ |M   | |202500.000        |A  |29.302     |                   |D     |                           |
                    |2003  |2003  |    | |                  |   |           |                   |      |                           |
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Common Shares       |3/20/ |3/20/ |F   | |177191.000        |D  |36.385     |1189614.000        |D     |                           |
                    |2003  |2003  |    | |                  |   |           |                   |      |                           |
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Common Shares       |      |      |    | |                  |   |           |19231.000          |I     |By GRAT I                  |
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Common Shares       |      |      |    | |                  |   |           |28000.000          |I     |By GRAT II                 |
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Common Shares       |      |      |    | |                  |   |           |1664.000           |I     |By ISP Trust 1             |
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Common Shares       |      |      |    | |                  |   |           |40764.000          |I     |By trust for children      |
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Common Shares       |      |      |    | |                  |   |           |27600.000          |I     |By Wife                    |
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Common Shares       |      |      |    | |                  |   |           |42536.000          |I     |Wife as trustee/custodian  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Employee Stoc|$29.302 |3/20/ 2|3/20/ |M   | |202500.000 |D  |2/23/|2/22/|Common Share|202500.|       |202500.000  |D  |            |
k Option (rig|        |003    |2003  |    | |           |   |99 2 |08   |s           |000    |       |            |   |            |
ht to buy) - |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
2/23/98      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stoc|$36.385 |3/20/ 2|3/20/ |A   | |177191.000 |A  |9/20/|2/22/|Common Share|177191.|       |177191.000  |D  |            |
k Option (rig|        |003    |2003  |    | |           |   |03   |08   |s           |000    |       |            |   |            |
ht to buy)   |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Shares held in reporting person's account under the Company's Incentive Savings Plan as of February 28, 2003. This plan uses unit accounting, and the number of shares that a participant is deemed to hold varies with the unit price of the Company poole d stock fund.
2. These options vested in three equal annual installments beginning on the date shown as "Date Exercisable."
SIGNATURE OF REPORTING PERSON
Kenneth I. Chenault
Kenneth I. Chenault